     As filed with the Securities and Exchange Commission on June 15, 1999
                                              Registration Statement No. 333- .

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                             CHITTENDEN CORPORATION
             (Exact name of Registrant as specified in its charter)

                    Vermont                                         03-0228404
          (State or other jurisdiction                           (I.R.S. Employer
        of incorporation or organization)                       Identification No.)

                             Two Burlington Square
                           Burlington, Vermont 05401
                                 (802) 658-4000
   (Address, including zip code, and telephone number, including area code,of
                   Registrant's principal executive offices)

                                ----------------

                                PAUL A. PERRAULT
                         Chairman, President and C.E.O.
                             CHITTENDEN CORPORATION
                             Two Burlington Square
                           Burlington, Vermont 05401
                                 (802) 658-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   copies to:

                             William P. Mayer, Esq.
                          Goodwin, Procter & Hoar LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                                ----------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

                                ----------------

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [X]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Title Of
 Securities                   Proposed Maximum Proposed Maximum
    Being       Amount To Be  Aggregate Price     Aggregate        Amount of
 Registered    Registered (1)  Per Share (2)    Offering Price  Registration Fee
--------------------------------------------------------------------------------
Common Stock,
 par value
 $1.00 per
 share.......     500,000        $29.46875      $14,734,375.00     $4,097.00

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus such additional number of shares as may be required in the event of a stock dividend, stock split, split-up, recapitalization or other similar event.
(2) This estimate is based on the average of the high and low sales prices on the New York Stock Exchange of the Common Stock of Chittenden Corporation on June 9, 1999, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and is made solely for the purposes of determining the registration fee.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 Dividend Reinvestment and Stock Purchase Plan

                         500,000 Shares of Common Stock

                        [LOGO OF CHITTENDEN CORPORATION]

                               ----------------

   We are offering shares of our common stock through our Dividend Reinvestment and Stock Purchase Plan. The plan provides you with an economical and convenient way to purchase shares of our common stock. Our stock is traded on the New York Stock Exchange under the ticker symbol "CHZ." Some of the significant features of the plan are:

  . You may purchase additional shares of common stock by automatically reinvesting your cash dividends on our common stock.

  . You may also purchase shares of common stock by making optional cash investments of $25 to $10,000 per quarter.

  . You can decide whether or not to participate in the plan, and you may terminate your participation at any time.

  . The purchase price for newly issued or treasury shares of common stock that you purchase through the plan will generally be the average of the high and low sales prices of our common stock reported by the New York Stock Exchange for the trading day relating to each investment date. The average of the high and low sales prices of our common stock was $29 15/32 on June 9, 1999.

  . The purchase price for each share of common stock purchased in the open market or in privately negotiated transactions with third parties through the plan will be the weighted average price per share that the plan administrator paid for those shares.


 Any investment in shares of our common stock involves a degree of risk. You should read "Risk Factors" on page 4 before enrolling in the plan or purchasing any shares of our stock.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is June 15, 1999.

                                    Summary

                          About Chittenden Corporation

   Chittenden Corporation is a registered bank holding company incorporated in the State of Vermont. We provide commercial and retail banking products and services in Vermont, New Hampshire and Massachusetts. In fiscal year 1998, our net income was $30.7 million, and in fiscal year 1997, our net income was $29.4 million. As of December 31, 1998, our total assets were approximately
$2.1 billion, total deposits were approximately $1.9 billion and stockholders' equity was approximately $175 million. We recently acquired Vermont Financial Services Corp., a registered bank holding company incorporated in the State of Delaware, in a stock-for-stock transaction. Vermont Financial provides commercial and retail banking products and services in Vermont, Massachusetts and New Hampshire. In fiscal year 1998, Vermont Financial's net income was $19.1 million, and in fiscal year 1997, Vermont Financial's net income was $17.1 million. As of December 31, 1998, Vermont Financial's total assets were approximately $2.1 billion, total deposits were approximately $1.8 billion and stockholders' equity was approximately $214 million.

   Additional information regarding Chittenden, including our audited financial statements and a more detailed description of Chittenden, is contained in the documents incorporated by reference in this prospectus.

                                 About the Plan

   The following summary of our Dividend Reinvestment and Stock Purchase Plan does not include all of the information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan.

ENROLLMENT:
                          There are two ways you can enroll in the plan:

                          . We will automatically enroll you in this plan if you participated in our previous dividend reinvestment plan. If you do not wish to participate in this plan, you can withdraw at any time.

                          . You can participate in the plan if you currently own shares of common stock by submitting a completed Authorization Form. You may obtain an Authorization Form from the plan's administrator, BankBoston, N.A. You may participate directly in the plan only if you hold your common stock in your own name.

REINVESTMENT OF           You can reinvest all cash dividends you receive on
DIVIDENDS:                your shares of common stock. You may not elect to
                          reinvest only a portion of the dividends you receive on your shares. You will be able to purchase additional shares of common stock by reinvesting your dividends, without paying fees.

OPTIONAL CASH
INVESTMENTS:              After you enroll in the plan, you can buy additional
                          shares of common stock without paying fees. You can invest a minimum of $25 and up to a maximum of $10,000 per quarter.

SOURCE OF SHARES:         The administrator of the plan will purchase shares of
                          common stock in one of four ways:

                          .  directly from us;
                          .  in the open market;
                          . in privately negotiated transactions with third parties; or
                          .  a combination of any of the above.

PURCHASE PRICE:           The purchase price of shares of common stock under
                          the plan depends on whether the plan administrator purchases your shares directly from us, in the open market or in privately negotiated transactions with third parties.

                          . For shares purchased directly from us, the price you pay will be the average of the high and low sales prices for common stock as reported on the New York Stock Exchange on the applicable investment date. If an investment date falls on a day on which the common stock does not trade, the price per share will be calculated by averaging the averages of the reported high and low sales prices for common stock as reported on the New York Stock Exchange for the first trading day immediately before the investment date and the first trading day immediately following the investment date.

                          . For shares purchased in the open market or in privately negotiated transactions with third parties, the price you pay will be the weighted average of the actual prices the plan administrator pays for all of the common stock purchased for the relevant quarter.

TRACKING YOUR             You will receive periodic statements of the
INVESTMENT:               transactions made in your plan account. These
                          statements will provide you with details of the transactions and will indicate the share balance in your plan account.

ADMINISTRATION:           BankBoston, N.A. initially will serve as the
                          administrator of the plan. You can write to the plan administrator at:

                          Chittenden Corporation
                          c/o BankBoston, N.A.
                          Dividend Reinvestment Department
                          P.O. Box 8040
                          Boston, MA 02266-8040

CONTACTING US:            You can write to us at the following address:

                          Chittenden Corporation
                          Two Burlington Square
                          Burlington, VT 05401

                          You can also telephone our Stockholder Relations Department at (802) 660-1412 or (800) 642-3158.

                                  Risk Factors

   On May 28, 1999, we acquired Vermont Financial Services Corp. Although our business is subject to many of the same risks as other bank holding companies, many risks specific to our company relate to our acquisition of Vermont Financial. The risks listed below are only those that are specific to us. You should also consider general risks regarding the national or local economy, the prospects of the banking and financial services businesses in general, and other risks that businesses generally face.

   This information was current when we filed this prospectus with the SEC, but it may change in the future. We may provide more current information about these risks, or describe additional risks, in future filings and reports with the SEC. You should read this prospectus together with filings and reports that we filed with the SEC after the date of this prospectus.

If we fail to integrate operations with Vermont Financial, our future earnings per share could be lower than we currently expect.

   The integration of the departments, systems, business units, operating procedures and information technologies of Chittenden and Vermont Financial presents a significant challenge to management. We cannot assure you that we will be able to integrate and manage these operations effectively or maintain or improve the historical financial performances of Chittenden and Vermont Financial. The failure to successfully integrate these systems and procedures could have a material adverse effect on our results of operations and financial condition.

If we fail to achieve expected cost savings or incur unanticipated costs relating to the merger, our future earnings per share could be lower than we currently expect.

   We believe that we have reasonably estimated our likely cost savings, the likely costs of integrating the operations of Chittenden and Vermont Financial, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on our results of operations and financial condition. If the expected savings are not realized or unexpected costs are incurred, the merger could have a significant dilutive effect on our earnings per share. In other words, the earnings per share of Chittenden common stock could be less than they would have been if the merger had not been completed.

Year 2000 computer issues may disrupt our business operations, and, as a result, our future earnings per share could be lower than we currently expect.

   Year 2000 compliance issues concern the inability of computer systems to accurately calculate, store or use data after 1999. These may cause our computer systems, or those of our significant vendors and customers, to process critical financial and operational information incorrectly. Each of Chittenden and Vermont Financial has taken action over the past year to correct this problem in accordance with guidelines issued by the Federal Financial Institutions Examination Council, and we expect to continue such efforts until all of our important business computer systems, and those of our significant vendors and customers, are Year 2000 compliant. We currently expect all of Chittenden's and Vermont Financial's important business computer systems to be Year 2000 compliant prior to June 30, 1999. However, we will face additional risks associated with executing a Year 2000 compliance program while simultaneously attempting to integrate the information technologies and operating systems of Chittenden and Vermont Financial. We cannot assure you that our hardware and software can be integrated as currently anticipated or that we will not experience significant expenses or delays in implementing our Year 2000 compliance program as a result of that integration process.

Our performance may decline if key individuals leave.

   We depend on the services of certain key personnel, including Paul A. Perrault, John D. Hashagen, Jr., John P. Barnes, Lawrence W. DeShaw, John W. Kelly, Danny H. O'Brien and Kirk W. Walters. The loss of the services of any of these key persons could have a material adverse effect on the successful integration of Chittenden and Vermont Financial and our results of operations.

Failure in our new non-banking activities could reduce our future earnings per share.

   We have expanded our operations into new non-banking activities in recent years and we intend to continue our expansion in non-banking activities as attractive opportunities arise. We may not be successful in these new activities because of several factors, including a lack of market and product knowledge or awareness of other industry related matters and an inability to attract and retain qualified employees with experience in these non-banking activities. Failure in new non-banking activities may adversely affect our future earnings per share.

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange (NYSE), which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE.

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

  .  our Annual Report on Form 10-K for the year ended December 31, 1998;

  .  our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

  . our Current Report on Form 8-K/A filed on January 6, 1999, our Current Report on Form 8-K filed on May 6, 1999 and our Current Report on Form 8-K filed on June 11, 1999; and

  . the description of our common stock contained in our registration statement on Form 8-A, filed on January 9, 1998, and all amendments and reports updating that description.

   You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing us at the following address: Chittenden Corporation, Two Burlington Square, Burlington, Vermont 05401. Our telephone number is (802) 658-4000.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

               Terms and Conditions of the Dividend Reinvestment
                            and Stock Purchase Plan

   The following questions and answers describe our Dividend Reinvestment and Stock Purchase Plan and explain how it works. We expect to continue to pay quarterly dividends on shares of our common stock in the future. However, we cannot assure you that we will definitely pay dividends in the future. If you are a stockholder and do not participate in this plan, you will continue to receive cash dividends in the usual manner as we declare and pay them.

                               General Information

1. What is the purpose of the plan?

   The purpose of this plan is to provide current owners of our common stock with an economical and convenient method of purchasing Chittenden common stock. As a current owner of common stock, you are permitted to invest cash dividends in additional shares of our common stock without paying any brokerage commissions, service charges or fees.

2. What are the advantages of the plan?

  . You can reinvest cash dividends paid on your shares of common stock automatically. You will not pay any brokerage commissions or service charges on these purchases.

  . In addition to shares you purchase by reinvesting dividends, you may buy additional shares through the plan, by investing $25 to $10,000 per quarter, and you will not pay any brokerage commissions or service charges.

  . You can also deposit certificates for any other shares of our stock registered in your name for safekeeping with the plan administrator. You pay no fee for this service.

  . To simplify your record keeping, we will send you periodic statements showing current account information, including purchases of stock held in your plan account and your most recent plan account balance.

3. What are the disadvantages of the plan?

  . We will not pay you any interest on dividends or optional cash payments held by the plan administrator before the investment date.

  . If you send us money to buy stock through the plan, we will return that money to you, without interest, if it is below the minimum amount allowed. We will also return to you, without interest, money you send that is above the maximum amount allowed.

  . If the shares that you purchase under the plan are purchased directly from us, we will not determine the purchase price until the investment date. As a result, you will not know the actual price per share or number of shares you will purchase until that date.

  . If you decide to make optional cash investments through the plan, your cash payment may be exposed to changes in market conditions for a longer period of time than if you had arranged to buy shares through a broker.

  . You cannot pledge shares of common stock deposited in your plan account until you withdraw the shares from the plan.

  . You generally will pay tax on the amount of any brokerage commissions that we pay in connection with your optional cash purchases.

4. Who is eligible to participate in the plan?

   Record Owners. Only record owners are eligible to participate directly in this plan. You are a "record owner" if you own stock in your own name.

   Beneficial Owners. As a beneficial owner, you can only participate directly in the plan by becoming a record owner. You are a "beneficial owner" if your stock is held in a brokerage account or in the name of a bank, broker or other nominee. You can become a record owner by having one or more shares of common stock transferred into your own name from that of your bank, broker or other nominee.

5. Are there limitations on participation in the plan other than those described above?

   We may, for any reason or no reason, decide not to allow you to participate in the plan even if you qualify for participation in this plan. For example, some stockholders may be residents of jurisdictions in which we determine that it may not be legally or economically practical to offer our stock under this plan. We may preclude residents of those jurisdictions from participating in this plan.

   You cannot transfer your right to participate in this plan except by transferring your common stock to another person.

6. Who administers the plan?

   The transfer agent for our common stock, BankBoston, N.A., administers this plan for participants, maintains records, provides regular account statements to participants, and performs other duties relating to this plan. You can write to the plan administrator at:

         Chittenden Corporation
         c/o BankBoston, N.A.
         Dividend Reinvestment Department
         P.O. Box: 8040
         Boston, MA 02266-8040

You may also telephone the plan administrator at (800) 969-3386.

                           Your Choices under the Plan

7. What investment options are available under the plan?

   We offer you two ways of investing in our common stock through the plan.

  . You may automatically reinvest all of the cash dividends paid on shares of our common stock that you own.

  . You may make optional cash investments ranging from a minimum of $25 up to a maximum of $10,000 per quarter by purchasing stock through the plan.

8. How does the optional cash investment feature work?

   Optional cash investments allow you to purchase more shares than you could purchase with reinvested dividends alone. You can buy shares of our stock each quarter with optional cash investments after you submit a properly executed and signed Authorization Form. The plan administrator will use your optional cash investment to purchase common stock for your plan account on the next investment date after it receives your cash payment.

   You may make optional cash investments by completing the Cash Payment Form attached to your account statement. If you make your optional cash payment by check, please keep the following in mind:

  . you must send the plan administrator a separate Cash Payment Form and a separate check for each transaction;

  .  the plan administrator will not accept third party checks;

  .  checks must be payable in U.S. funds drawn on a U.S. bank; and

  .  checks must be made payable to BankBoston, N.A.

   If any payment, such as a check, you deliver to the plan administrator is returned unpaid, the plan administrator may consider the request for the investment of such money null and void and may immediately remove from your account shares of common stock purchased with that payment. The plan administrator may sell those shares to satisfy any uncollected amount and a $25 returned payment fee. If the proceeds from the sale of the stock do not satisfy the brokerage fees, uncollected balance, and returned payment fee, the plan administrator may sell additional shares from your account to satisfy the brokerage fees, uncollected balance and returned payment fee.


    If you elect to make optional cash investments in any quarter, you must mail funds to the address indicated on the Cash Payment Form. If the plan administrator does not receive your funds and Cash Payment Form at least two
 (2) business days prior to the investment date, the plan administrator will return your funds to you.


9. What are the limitations on making optional cash investments?

   You may make optional cash investments quarterly. However, your optional cash investments cannot exceed $10,000 per quarter. A minimum investment of $25 is required. You do not have to send the same amount of money each quarter, and there is no requirement that you make an optional cash investment each quarter.

10. When must funds for optional cash investments be received by the plan administrator?

   The plan administrator must receive funds for optional cash investments at least two (2) business days, but no more than thirty (30) business days, before an investment date. Funds for optional cash investments will be invested quarterly on the investment date. The plan administrator will return your funds to you if the plan administrator receives a written request from you at least two (2) business days before an investment date. The plan administrator will return to you any funds you send for optional cash investments if your optional cash investment is less than $25. The plan administrator will also return funds for your optional cash investment that exceed the maximum allowable investment of $10,000 per quarter. Additionally, the plan administrator will return any funds that it receives more than thirty (30) days or less than two (2) business days before an investment date.

    Neither we nor the plan administrator will pay you interest on funds you send for optional cash investments.


11. Are there any expenses in connection with purchases under the plan?

   You do not pay any brokerage commissions, service charges or fees on shares you purchase through reinvestment of dividends or optional cash purchases. Chittenden pays all costs of administration of this plan.

   However, you will incur brokerage commissions and the plan administrator will charge you a transaction fee of up to 5% of the transaction value if you request the plan administrator to sell your shares held in this plan. The transaction fee will be a minimum of $1.00, but no more than $10.00.

                            Participating in the Plan

12. How can I participate?

   If you participated in our previous dividend reinvestment plan, we will automatically enroll you in this plan. If you do not wish to participate in this plan, you can withdraw at any time.

   If you are a record owner of our common stock, you may join the plan by completing and signing an Authorization Form and returning it to the plan administrator. You may obtain an Authorization Form by telephoning the plan administrator at (800) 969-3386.

   If you are a beneficial owner and wish to join the plan, you must contact your bank, broker or other nominee to have shares transferred to you so that they are registered in your own name. You may then participate by simply completing and signing an Authorization Form and returning it to the plan administrator.

13. What does the Authorization Form provide?

   The Authorization Form allows you to register for participation in this plan. By completing the Authorization Form you will reinvest all dividends you receive on your shares in additional shares of our common stock. The plan administrator must receive your Authorization Form at least one (1) day before a dividend record date in order to reinvest your dividends for a given quarter. The plan administrator will return your Authorization Form to you if you have not signed the form.

14. In whose name will plan accounts be maintained?

   The plan administrator will maintain your account in your name as shown on our records at the time you enter the plan. When issued, certificates for full shares of common stock will be registered in your name as it appears on your plan account.

15. Can I withdraw from the plan?

   Yes. The plan is entirely voluntary, and you may withdraw at any time.

16. How do I withdraw from the plan?

   To withdraw from the plan, simply send a written request to the plan administrator at the following address:

         Chittenden Corporation
         c/o BankBoston, N.A.
         Dividend Reinvestment Department
         P.O. Box 8040
         Boston, MA 02266-8040

   If the plan administrator receives your request to withdraw from the plan at least three (3) business days before any dividend record date for our common stock, you will once again receive cash dividends on whole shares you own beginning with the next dividend. The plan administrator will also return any optional cash investment it has received from you and not yet invested as soon as practicable.

   If the plan administrator receives your request to withdraw from the plan less than three (3) business days before the dividend record date, it will process your request as promptly as possible following that investment date.

   If you withdraw from the plan, you may request the plan administrator to sell the stock credited to your plan account on your behalf. If you do not request the plan administrator to sell your shares, it will send you certificates for whole shares of common stock in your plan account and a cash payment for any fractional shares. The plan administrator will generally not issue certificates until approximately three (3) business days after it receives your request. If the plan administrator receives your request to withdraw on or after the third business day before a dividend record date and before the related investment date, certificates will not be issued until approximately ten (10) business days after the related investment date.

17. How do I re-enroll in the plan?

   Generally, you may elect to re-enroll in this plan at any time, simply by following the same procedures used to enroll initially. However, we may reject your Authorization Form if we believe that you have enrolled in the plan and withdrawn too often. We would do this because we intend to minimize unnecessary administrative expense and to encourage use of this plan as a long-term stockholder investment service.

                         Purchasing Stock under the Plan

18. Where will the common stock that I purchase under the plan come from?

   The plan administrator will purchase stock:

  .  directly from us;

  .  in the open market;

  .  in privately negotiated transactions with third parties; or

  .  a combination of any of the above.

   Each quarter we will decide how the plan administrator will purchase stock. We do not have to provide you with any written notice about the source of the common stock to be purchased, but you may obtain current information regarding the source of the common stock by contacting us at (802) 660-1412 or (800) 642-3158.

19. What will be the price of common stock that I purchase under the plan?

   The price per share of common stock will be:

  . for shares purchased directly from us, the average of the high and low sales prices for our common stock as reported on the New York Stock Exchange on the applicable investment date. If an investment date falls on a day on which our common stock does not trade, the price per share will be calculated by averaging the averages of the reported high and low sales prices for our common stock as reported on the New York Stock Exchange for the first trading day immediately before the investment date and the first trading day immediately following the investment date.

  . for shares purchased in the open market or in privately negotiated transactions with third parties, the weighted average of the actual prices that the plan administrator pays for all of the common stock purchased for the relevant quarter.

20. What is the "investment date"?

   If the plan administrator acquires shares directly from us, the investment date is the date declared by our board of directors for the payment of quarterly dividends. If the plan administrator acquires shares in open market or privately negotiated purchases, the investment date will be the date or dates of the actual purchases, which cannot be made later than ten (10) business days following the date on which we pay cash dividends to our stockholders. We will pay dividends to stockholders of record on the date declared by our board of directors. The record date associated with a particular dividend is referred to in this plan as a "dividend record date."

21. When will investments be made under the plan?

   The plan administrator will credit shares of stock purchased with reinvested dividends to your account on the investment date for that quarter. The plan administrator will credit shares to your account for optional cash investments on the next eligible investment date after it receives your cash payment. The plan administrator must receive your payment at least two (2) business days before an investment date in order to invest your payment on that investment date.

   When the plan administrator makes open market purchases, those purchases may be made on any securities exchange where shares of our common stock are traded, or by negotiated transactions. The plan administrator will make these purchases on terms that it approves. Neither we nor any participant will have any power to direct the time or price at which the plan administrator will purchase shares.

22. How many shares of common stock will I be purchasing through the plan?

   The number of shares of common stock that you purchase depends on several factors, including:

  .  the amount of the dividends you reinvest;

  .  the amount of any optional cash investments you make; and

  .  the market price of the common stock on the applicable investment date.

   The plan administrator will credit your account with the number of shares equal to the total amount to be invested divided by the applicable purchase price. The only limit on the number of shares available for purchase directly from us is the number of shares of common stock registered for issuance under the plan.

23. How will I be notified of my purchases of common stock?

   The plan administrator will send you a quarterly account statement showing the activity and balance in your plan account. Your account statement will show the number of shares purchased that quarter and their purchase price. Your account statement will also show the total number of shares you purchased through the plan to date during the calendar year, as well as the total number of shares held in your account as of the investment date.

   The final quarterly statement for each year will show all pertinent information for that calendar year. You should keep this statement for tax purposes. The plan administrator may charge you a fee if you request additional copies of your prior account statements.

                    Selling Shares of Stock Held in the Plan

24. How can I sell stock held in my plan account?

   You may sell some or all of your stock held in your plan account, even if you are not withdrawing from the plan. You can sell your shares either through your broker or through the plan administrator.

   If you elect to sell through a broker, you must first request the plan administrator to send you a certificate representing the number of shares you want to sell. The plan administrator will generally not issue certificates until approximately three (3) business days after it receives your request.

   Alternatively, you may send the plan administrator a written request to sell some or all of the shares held in your plan account. You will not be able to direct the date or price at which the plan administrator sells your stock. The plan administrator will use its best efforts to make the sale in the open market within ten (10) trading days after receiving your request. After the sale, you will receive the proceeds of the sale minus a transaction fee of up to 5% of the transaction value and any brokerage commissions the plan administrator pays. The transaction fee will be a minimum of $1.00, but no more than $10.00.

   We will notify you when the transaction fee changes. The plan administrator will engage a broker to sell your shares. The plan administrator will mail you a check for the shares you sell after it receives the funds from the brokerage firm. The plan administrator will provide all information regarding the sale of shares to the Internal Revenue Service.

   If you wish to sell some or all of the shares in your plan account, you should mail a written request to the plan administrator at:

         Chittenden Corporation
         c/o BankBoston, N.A.
         Dividend Reinvestment Department
         P.O. Box 8040
         Boston, MA 02266-8040

   Please remember that if you elect to sell your stock through the plan administrator, the price of our common stock may decline during the period between your request for sale, the plan administrator's receipt of your request, and the date of the sale in the open market. The plan administrator will use its best efforts to sell your shares within three (3) trading days after receiving your request. You should carefully evaluate this risk, which you bear. If you elect to sell your shares through a broker, you will bear a similar risk between the time that you request a certificate and the time the plan administrator delivers a certificate to you.

25. What happens when I sell or transfer all of the shares of common stock held outside the plan?

   If you sell or transfer all shares of common stock registered in your name outside your plan account, the plan administrator will continue to reinvest the dividends on the common stock in your plan account. You may also continue to participate in the optional cash investment feature of this plan as long as there is at least one whole share of common stock remaining in your plan account.

   If you sell or transfer all of the shares registered in your name and all of the whole common stock held in your plan account, the plan administrator will mail you a cash payment representing any fractional shares in your plan account.

26. What happens to fractional shares of common stock when I withdraw from the plan or Chittenden terminates the plan?

   When you withdraw from the plan or if we terminate the plan, the plan administrator will sell your fractional shares on the open market. After the sale, you will receive the proceeds of the sale minus any brokerage commissions the plan administrators pays.

                            Owning Stock in the Plan

27. Will I still receive Chittenden's Periodic Reports and Proxy Statements?

   Yes. We will send you the same information that we send to other stockholders, including annual and other periodic reports, notices of stockholders' meetings, proxy statements, and income tax information for reporting dividends paid. We will also send you copies of each prospectus and any amendments or supplements to prospectuses describing the plan.

28. How will I be credited with dividends on stock held in my plan account?

   We pay cash dividends to all holders of record of our common stock, when and as declared by our board of directors. The plan administrator will receive and credit you with dividends for all stock you hold in the plan, including fractional shares. The plan administrator will then reinvest all of your dividends in additional shares of our common stock if you are enrolled in the plan.

29. What happens if Chittenden declares a stock split?

   The plan administrator will add any shares resulting from a stock split, on shares you hold in your plan account, to your plan account. We will issue any shares resulting from a stock split, on stock held by you outside the plan, in the same manner as we would if you were not participating in this plan.

30. If Chittenden issues rights to purchase securities to the holders of common stock, how will the rights on plan shares be handled?

   If we issue rights to purchase additional shares of our common stock or any other securities to holders of our common stock, the plan administrator will sell those rights relating to shares of common stock held by the plan administrator for participants and invest the proceeds in additional shares of common stock on the next investment date. In the event that those rights are not saleable or detachable, the plan administrator will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the plan administrator, at least five (5) business days before the record date for the rights offering, a written request that certificates for shares in your plan account be sent to you.

31. How will the stock held under this plan be voted at meetings of stockholders?

   If you own shares of stock registered in your name and return a properly completed and signed proxy card, the plan administrator will vote any stock held in your plan account in accordance with the instructions on your proxy card.

   If you return a properly signed proxy card but no instructions are set forth thereon with respect to any item, all of your stock will be voted in the same manner as for non-participating stockholders who return proxies and do not provide instructions with respect to that item. If you do not return the proxy card or you return but do not sign the proxy card, none of your stock will be voted unless you vote in person.

32. Will stock certificates be issued for common stock purchased under the plan?

   Normally we will not issue certificates for shares that you purchase under the plan. Your account statement will show the number of shares held in your plan account. In addition to minimizing the costs of the plan, this protects against loss, theft or destruction of stock certificates.

   However, you may at any time request that the plan administrator issue you a certificate for any whole number of shares of common stock, up to the number of full shares credited to your plan account. The plan administrator will generally issue certificates approximately three (3) business days after it receives your request. Your request must be in writing, and you should mail it to:

         Chittenden Corporation
         c/o BankBoston, N.A.
         Dividend Reinvestment Department
         P.O. Box 8040
         Boston, MA 02266-8040

   Future dividends on any shares for which you request a stock certificate will be reinvested. If you request certificates for less than all of the stock in your plan account, any remaining full shares and fractional shares will remain in your plan account. We will automatically withdraw you from the plan and pay you cash for your fractional shares if your plan account is less than one whole share as a result of withdrawals or sales of stock and you are not reinvesting dividends from any stock registered in your name.

   We will not issue certificates for fractional shares of common stock under any circumstances.

33. In whose name will certificates be registered when issued?

   When we issue stock certificates, we will register them in your name as it appears on your plan account.

   You may ask the plan administrator to issue certificates in names other than the plan account name, but you must comply with any applicable laws and you must pay any applicable taxes. You must make this request in writing, and your signature must be guaranteed by a qualified medallion guarantee member.

34. Is a safekeeping service available to hold my shares?

   Yes. The plan administrator will hold your shares in safekeeping without cost, thus eliminating the worry about certificates being lost or stolen. Your account statement will identify the number of shares of common stock you hold and the number of shares in your plan account.

   You may also transfer other shares of Chittenden common stock that are registered in your name to your plan account at no cost. This eliminates the need for safekeeping of the certificates for those shares. If you send certificates to the plan administrator, please send them registered mail or certified mail, return receipt requested, properly insured, because you will bear the risk if the certificates are lost or stolen in transit. You may mail certificates to the following address:

         Chittenden Corporation
         c/o BankBoston, N.A.
         Dividend Reinvestment Department
         P.O. Box 8040
         Boston, Massachusetts 02266-8040

35. Can I pledge shares in my plan account?

   You may not pledge any shares that you hold in your plan account. Any pledge of shares in a plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from the plan and request the plan administrator to send you certificates for those shares.

                           Important Tax Consequences

36. What are the federal income tax consequences of participation in the plan?

   In general, if enrolled in this plan, as of the date of this prospectus, you will have the same federal income tax obligations with respect to reinvested dividends as you would with dividends not reinvested under this plan.

   You will be treated for federal income tax purposes as having received, on the investment date, a distribution equal to the full amount of the cash dividend payable on that date with respect to the common stock credited to your account under this plan and all other common stock owned by you. This is required even though you never actually receive the reinvested dividends but your dividends are instead applied to the purchase of additional stock. In addition, you will also be treated for federal income tax purposes as having received a distribution in the amount of any brokerage commissions we pay to acquire common stock for you under the plan. Your tax basis in common stock acquired through dividend reinvestment will equal the amount of the distribution for federal income tax purposes.

   Such distribution will be taxable as a dividend to the extent of our current or accumulated earnings and profits. To the extent the distribution is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital reducing the tax basis of your shares, and the distribution in excess of your tax basis will be taxable as gain realized from the sale of your shares.

   If you make optional cash investments you will not recognize income for federal income tax purposes by virtue of the purchase of common stock with the optional cash purchase except that you will be treated for federal income tax purposes as having received a distribution in the amount of any brokerage commissions we pay with respect to your purchase. The tax cost and basis of stock purchased with optional cash investments is equal to the amount you paid plus the amount of any distribution that you are treated as having received.

   The holding period for stock purchased with dividends or optional cash investments begins on the day after the applicable investment date.

   You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange common stock. The gain or loss will equal the difference between the amount you receive for the fractional share interest or the common stock and the tax basis for the fractional share or common stock.

    Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the plan with your own tax advisor.

    We urge you to save your account statements in order to calculate your tax basis per share of common stock. The plan administrator will charge you a fee for copies of past account statements.


37. What provision is made for stockholders subject to income tax withholding?

   If you are a foreign stockholder whose dividends are subject to United States income tax withholding, or a domestic stockholder whose dividends are subject to backup withholding taxes, the plan administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. We will have amounts withheld from dividends paid to the United States Treasury, and the respective participants will be advised of the amounts withheld.

                           Other Important Provisions

38. Can Chittenden change or discontinue the plan?

   While we currently intend to continue this plan indefinitely, we may amend, suspend, modify or terminate this plan at any time. We will send you notice of any amendment, suspension, modification or termination. The plan administrator may resign at any time upon reasonable notice to Chittenden in writing. We may elect and appoint at any time a new plan administrator, including ourselves, to administer this plan.

39. What are the responsibilities of Chittenden and the plan administrator under the plan?

   Chittenden and the plan administrator will not be liable for any act done, or omission to act, in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's plan account upon the participant's death prior to receipt of notice in writing of such death.

   You should recognize that neither Chittenden nor the plan administrator can assure you of a profit or protect you against a loss on the stock purchased or sold by you under this plan.

40. Who interprets and regulates the Dividend Reinvestment and Stock Purchase Plan?

   Any questions of interpretation arising under this plan will be determined by Chittenden and any determination that we make will be final. We may adopt rules and regulations to facilitate the administration of this plan. The terms and conditions of this plan and its operation will be governed by the laws of the State of Vermont.

                                Use of Proceeds

   We will use the net proceeds from the sale of common stock purchased through this plan directly from us for general corporate purposes. We have no basis for estimating either the number of shares of common stock that ultimately will be sold by us under the plan or the prices at which we will sell shares. We will not receive any proceeds from the purchase of common stock by the plan administrator in the open market or in privately negotiated transactions with third parties.

                   Indemnification of Directors and Officers

   Our by-laws provide that we must indemnify directors and officers for civil liability, including liability arising out of the securities laws, arising because of that person's position with us, if that individual's conduct was in good faith and

  . when acting in an official capacity with us, reasonably believed to be in our best interest; and

  . in all other cases, reasonably believed to be at least not opposed to our best interest.

We must advance expenses to directors and officers to defend themselves from civil liability if:

  . the person furnishes a written affirmation of meeting the conduct described above;

  .  the person undertakes in writing to repay us if the standard is not met;
     and

  . our board of directors makes a determination that the known facts would not preclude indemnification of that person.

We maintain directors and officers liability insurance in amounts and on terms which our board of directors deems reasonable. Our board of directors regularly reviews the scope and adequacy of our directors and officers liability insurance coverage.

   Insofar as indemnification for liabilities arising out of the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                    Experts

   The consolidated financial statements of Chittenden as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus and registration statement have been audited by Arthur Andersen LLP, Independent Public Accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   The consolidated financial statements of Vermont Financial as of December 31, 1998 and 1997 and for the years then ended have been incorporated by reference in this prospectus and registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus and registration statement and upon authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Vermont Financial for the year ended December 31, 1996 have been incorporated by reference in this prospectus and registration statement in reliance upon the report of PricewaterhouseCoopers LLP, independent public accountants, and upon authority of said firm as experts in accounting and auditing.

                                 Legal Matters

   Certain legal matters, including the validity of the shares of Chittenden common stock offered through this plan, will be passed upon by F. Sheldon Prentice, General Counsel to Chittenden.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                               -----------------

                           SUMMARY TABLE OF CONTENTS

Summary.........    2
  About
   Chittenden
   Corporation..    2
  About the
   Plan.........    2
Risk Factors....    4

Where You Can
 Find More
 Information....    5

Terms and
 Conditions of
 the Dividend
 Reinvestment
 and Stock
 Purchase Plan..    6
  General
   Information..    6
  Your Choices
   under the
   Plan.........    7
  Participating
   in the Plan..    9
  Purchasing
   Stock under
   the Plan.....   10
  Selling Shares
   of Stock Held
   in the Plan..   12
  Owning Stock
   in the Plan..   13
  Important Tax
   Consequences..  15
  Other
   Important
   Provisions...   16

Use of
 Proceeds.......   16

Indemnification
 of Directors
 and Officers...   17

Experts.........   17

Legal Matters...   17

                               -----------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    500,000
                                     Shares
                        [LOGO OF CHITTENDEN CORPORATION]
                                  Common Stock

                               -----------------

                                   PROSPECTUS

                               -----------------

                                 June 15, 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                Part II. Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution.

   The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are set forth below (all amounts except the registration fee are estimated):

      Registration fee................................................. $ 4,097
      Accountants' fees and expenses................................... $     0
      Legal fees and expenses.......................................... $15,000
      Printing fees.................................................... $30,000
      Miscellaneous.................................................... $18,000
                                                                        -------
       Total........................................................... $67,097

   All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Chittenden Corporation (the "Registrant").

Item 15. Indemnification of Directors and Officers.

   The Vermont Business Corporation Act ("VBCA") permits a corporation to indemnify a director against judgements, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in that capacity if: (1) the director conducted himself or herself in good faith, (2) the director reasonably believed that his or her conduct, in an official capacity with the corporation, was in the best interests of the corporation and, in all other cases, the conduct was at least not opposed to its best interests, and
(3) in a proceeding brought by a governmental entity, the director had no reasonable cause to believe his or her conduct was unlawful, and the director is not finally found to have engaged in a reckless or intentional unlawful act. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre is not, of itself, determinative that the director did not meet the standard of conduct necessary for indemnification. Notwithstanding the foregoing, a corporation may not indemnify a director if the director was adjudged liable: (a) to the corporation in a proceeding by or in the right of a corporation, or (b) on the basis that a personal benefit was improperly received by the director in a proceeding charging improper personal benefit to the director. In addition, the VBCA provides that, unless limited in a corporation's charter, a corporation shall indemnify its directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which the directors or officers are parties by reason of their service in those capacities against reasonable expenses incurred in connection with the proceeding. Chittenden's charter does not limit such statutory right to indemnification.

   As permitted by the VBCA, Chittenden's bylaws provide that Chittenden shall indemnify its directors and officers to the fullest extent provided by the general laws of the State of Vermont, including the advancement of expenses under the procedures provided by such laws. In addition, Chittenden's bylaws contain the procedures pursuant to which such indemnification is effectuated.

   The VBCA permits the charter of a Vermont corporation to include a provision eliminating or limiting the liability of a director to the corporation or its stockholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her duties, except for (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional or reckless infliction of harm on the corporation or the stockholders; (iii) voting for or assenting to an unlawful distribution or (iv) an intentional or reckless criminal act. Chittenden's charter provides for the elimination of such liability to the full extent provided by Vermont law.

   As permitted by the VBCA, Chittenden maintains directors and officers liability insurance in amounts and on terms which the Chittenden Board of Directors deems reasonable. In the ordinary course of business, the Chittenden Board of Directors regularly reviews the scope and adequacy of such insurance coverage.

Item 16. Exhibits.

 5.1Opinion of F. Sheldon Prentice, Esq. as to the legality of the securities being registered.

23.1Consent of F. Sheldon Prentice, Esq. (included in Exhibit 5.1).

23.2Consent of Arthur Andersen LLP, independent accountants.

23.3Consent of PricewaterhouseCoopers LLP, independent accountants.

23.4Consent of KPMG LLP, independent accountants.

24.1Power of Attorney (included on the signature page of this Registration Statement).

Item 17. Undertakings.

    (a) The undersigned Registrant hereby undertakes:

           (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

   PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

   Pursuant to the requirements of the Securities Act of 1933, Chittenden Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement (the "Registration Statement") to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Vermont, on this 19th day of May 1999.

                                          Chittenden Corporation


                                          By: /s/ Paul A. Perrault
                                            -----------------------------------
                                            Paul A. Perrault
                                            Chairman of the Board, President
                                             and Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below hereby severally constitutes and appoints Paul A. Perrault and F. Sheldon Prentice, and each of them singly, such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute or substitutes of any of them may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities and Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----

      /s/ Paul A. Perrault           Chairman of the Board,           May 19, 1999
____________________________________ President and Chief
          Paul A. Perrault           Executive Officer (Principal
                                     Executive Officer)

                                     Director                         May 19, 1999
____________________________________
       Frederic H. Bertrand
      /s/ David M. Boardman          Director                         May 19, 1999
____________________________________
         David M. Boardman
                                     Director                         May 19, 1999
____________________________________
          Paul J. Carrara

             Signature                           Title                    Date
             ---------                           -----                    ----

      /s/ Sally W. Crawford          Director                         May 19, 1999
____________________________________
         Sally W. Crawford

     /s/ Richard D. Driscoll         Director                         May 19, 1999
____________________________________
        Richard D. Driscoll
         /s/ Lyn Hutton              Director                         May 19, 1999
____________________________________
            Lyn Hutton
     /s/ Philip A. Kolvoord          Director                         May 19, 1999
____________________________________
        Philip A. Kolvoord
     /s/ James C. Pizzagalli         Director                         May 19, 1999
____________________________________
        James C. Pizzagalli
        /s/ Pall D. Spera            Director                         May 19, 1999
____________________________________
           Pall D. Spera
    /s/ Martel D. Wilson, Jr.        Director                         May 19, 1999
____________________________________
       Martel D. Wilson, Jr.
       /s/ Kirk W. Walters           Executive Vice President and     May 19, 1999
____________________________________ Chief Financial Officer
          Kirk W. Walters            (Principal Financial and
                                     Accounting Officer)

                                 Exhibit Index

 Exhibit No. Description
 ----------- -----------
  5.1        Opinion of F. Sheldon Prentice, Esq. as to the legality of the securities and interests being registered.

 23.1        Consent of F. Sheldon Prentice, Esq. (included in Exhibit 5.1).

 23.2        Consent of Arthur Andersen LLP, independent accountants.

 23.3        Consent of PricewaterhouseCoopers LLP, independent accountants.

 23.4        Consent of KPMG LLP, independent accountants.

 24.1 Powers of Attorney (included on the signature page of this Registration Statement).